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                                                               Exhibit 10.24

                               [ACTIVBIOTICS LOGO]

March 12, 2002

James L. Warren
48 Groton Road
N. Chelmsford, MA 01863

Dear Jim,

I am pleased to offer you the position of VICE PRESIDENT OF FINANCE AND ADMINISTRATION AND CHIEF FINANCIAL OFFICER with ActivBiotics, Inc., with a start date of March 18, 2002.

Your annual base salary will be $190,000 payable in bi-weekly installments of $7916.67. You will also be eligible for the company stock option program, with an initial grant of 400,000 shares. This award is subject to a vesting schedule of 25% per year for four years, and will have an exercise price of $.10 per share. Jim, this award represents an important equity position in ActivBiotics, and we look forward to working together to continue build the value of this company. You will also participate in our bonus program, eligible to earn an additional $25,000 and 25,000 stock options. This bonus payout will be determined by your individual performance against agreed upon objectives, as well as company and management team performance against objectives.

Your first 90 days of employment at ActivBiotics are considered an orientation period, and your performance will be reviewed at the conclusion of this period. After 12 months in the position, you will receive a complete performance review, and you will be eligible for a salary review. This position reports to Chalom Sayada, Chief Executive Officer.

 You wil1 also receive the following additional employee benefits when they become generally available:

-    Health and dental insurance

-    Long and short term disability insurance

-    8 fixed and 4 floating holidays

-    401K retirement plan

-    Direct deposit of payroll (OPTIONAL)

- Section 125 plan, allowing pre-tax deduction of health and dental insurance contributions

-    4 weeks (20 days) paid vacation time per year.

- An option to purchase shares of the Company's common stock in accordance with the Company's stock option plan. This award, including the strike price, is subject to the approval of the Company's Board of Directors.

Your employment will be at will, with a four-week notification period requested for resignation of employment. In the event that your employment with ActivBiotics is terminated not "For Cause" as defined in the attached separation agreement, you will be entitled to receive your base salary through the date which is three (3) months following termination. As a condition to the receipt of the payments described in the separation agreement, you will be required to execute a release of all claims arising from employment. As a condition of employment, you will be required to sign the ActivBiotics' Confidentiality agreement, and abide by company policies as they are established and introduced.

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Jim, we are confident that you will make an important contribution to the success of ActivBiotics, and look forward to working with you. This offer will be valid for 5 working days, please do not hesitate to contact me if you have any questions. In order to accept the position as offered, please sign this letter and the attached application for employment for our records, and return to me by March 15, 2002.

                                        I accept the offer of employment as
Sincerely,                              outlined above,


/s/ Cathy Carew                         /s/ James L. Warren
-------------------------------------   ----------------------------------------
Cathy Carew,                            James L. Warren
Vice President, Human Resources         Vice President, Finance and
                                        Administration
SEPARATION AGREEMENT:

     (a) In the event that your employment with the Corporation is terminated not For Cause, you will be entitled to receive your base salary through the date which is three (3) months following termination (such payments being referred to herein as the "Severance Payments" and such period being referred to as the "Severance Period"); provided that the Severance Payments shall be reduced by any amounts you earn as a result of your employment by any business (whether as a director, officer, employee, manager, owner, consultant, independent contractor or otherwise) during the Severance Period.

     (b) In the event that your employment with the Corporation is terminated
     (i) For Cause (as hereinafter defined), (ii) you resign, you will not be entitled to any severance payment. For purposes of this Agreement, the term "For Cause" shall mean (A) your willful or reckless failure to perform, or willful or reckless violation of, your duties as (other than a failure resulting from your death or Disability), which failure or violation shall not have been cured within a reasonable cure period, upon your receipt of notice from the Board of said failure or violation; (B) your refusal or failure to follow any reasonable and lawful direction of the Company's President or Board of Directors; (C) your commission of an act of fraud, dishonesty, embezzlement or theft against the Corporation or any of its subsidiaries; or (D) your conviction of (or your plea of nolo contendere to) any felony: (E) serious misconduct, negligence, dishonesty directly related to the performance of your duties for the company. For purposes of this Agreement, you shall be deemed "Disabled" if an independent medical doctor (selected by the Corporation's health or disability insurer) certifies that you have for six (6) consecutive months or an aggregate of one hundred eighty (180) days within a one-year period, been disabled in a manner which seriously interferes with your ability to perform your responsibilities. Any refusal by you to submit to a medical examination for the purposes of certifying disability under this Agreement shall be deemed to constitute conclusive evidence of your disability.